                                   EXHIBIT 12

                             ENRON OIL & GAS COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                    THREE MONTHS                          YEAR ENDED DECEMBER 31,
                                       ENDED       ------------------------------------------------------------------
                                   MARCH 31, 1999     1998          1997          1996          1995          1994
                                   --------------  ----------    ----------    ----------    ----------    ----------
EARNINGS AVAILABLE FOR
FIXED CHARGES:
Net Income                           $    5,066    $   56,171    $  121,970    $  140,008    $  142,118    $  147,998
Less: Capitalized Interest Expense       (3,160)      (12,711)      (13,706)       (9,136)       (6,490)       (6,124)
Add: Fixed Charges                       17,427        61,290        41,423        21,997        18,414        14,613
Income Tax Provision(Benefit)            (1,999)        4,111        41,500        50,954        41,936         5,937
                                     ----------    ----------    ----------    ----------    ----------    ----------
EARNINGS AVAILABLE                   $   17,334    $  108,861    $  191,187    $  203,823    $  195,978    $  162,424
                                     ==========    ==========    ==========    ==========    ==========    ==========


FIXED CHARGES:
Interest Expense                     $   14,267    $   48,463    $   27,369    $   12,370    $   11,310    $    8,135
Capitalized Interest                      3,160        12,711        13,706         9,136         6,490         6,124
Rental Expense Representative of
     Interest Factor                         --           116           348           491           614           354
                                     ----------    ----------    ----------    ----------    ----------    ----------
TOTAL FIXED CHARGES                  $   17,427    $   61,290    $   41,423    $   21,997    $   18,414    $   14,613
                                     ==========    ==========    ==========    ==========    ==========    ==========

RATIO OF EARNINGS TO
FIXED CHARGES                                --(1)       1.78          4.62          9.27         10.64         11.12


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(1)  For the three-month period ended March 31, 1999, fixed charges exceeded earnings available by $93 thousand.